Exhibit 99.1

NEWS RELEASE

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

Oncor Reports Third Quarter 2024 Results

DALLAS (November 6, 2024) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended September 30, 2024 net income of $324 million compared to three months ended September 30, 2023 net income of $380 million. The $56 million decrease was driven by higher interest expense and depreciation expense associated with increases in invested capital and higher operation and maintenance expense, partially offset by overall higher revenues primarily attributable to updated interim rates to reflect increases in invested capital, increases in transmission billing units and customer growth, net of lower revenues due to lower customer consumption primarily attributable to milder weather when compared to the prior period and lower energy efficiency program performance bonus revenues due to the timing of Public Utility Commission of Texas (“PUCT”) approval of an annual energy efficiency cost recovery factor application.

“I am incredibly proud of our team’s strong financial and operational performance this quarter. Our dedicated employees have continued to deliver exceptional results, executing on unprecedented growth, reflecting our commitment to investing in critical infrastructure to support Texas’s growing energy needs,” said Allen Nye, CEO of Oncor. “I also want to extend my deepest gratitude to our crews who spent weeks restoring service in hurricane-ravaged areas of Florida, Georgia and North Carolina. Their hard work and dedication in helping fellow Americans in need embody the very spirit and mission of our company, and our dedication to the communities we serve.”

Oncor’s reported net income of $800 million in the nine months ended September 30, 2024 compared favorably to net income of $683 million in the nine months ended September 30, 2023. The $117 million increase was driven by overall higher revenues primarily attributable to updated interim rates to reflect increases in invested capital, increases in transmission billing units, customer growth and the new base rates implemented in May 2023, net of lower revenues due to lower customer consumption primarily attributable to milder weather when compared to the prior period and lower energy efficiency program performance bonus revenues due to the timing of PUCT approval of an

Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com annual energy efficiency cost recovery factor application and the write-off of rate base disallowances recorded in the first quarter of 2023, partially offset by higher interest expense and depreciation expense associated with increases in invested capital and higher operation and maintenance expense. Financial and operational results are provided in Tables A, B, C, D and E below.

Regulatory Update

In August, Oncor filed an unopposed settlement agreement for PUCT review and approval in its system resiliency plan proceeding (PUCT Docket No. 56545). The system resiliency plan outlined in the settlement agreement provides for approximately $2.9 billion in capital expenditures and $520 million in operation and maintenance expenses to enhance the resiliency of Oncor’s transmission and distribution system, including measures to address extreme weather, wildfires, physical security threats and cybersecurity threats. The plan provides for the majority of the spend to occur over a three-year period, with approximately $300 million in capital expenditures and approximately $20 million in operation and maintenance expenses to be carried over into a fourth year. Oncor expects the PUCT will issue a final order in the proceeding by the end of this year, and, to the extent its system resiliency plan is approved by the PUCT, anticipates beginning to make the investments contemplated by the plan in the fourth quarter of 2024.

In October, the PUCT issued an order approving the Permian Basin Reliability Plan proposed by the Electric Reliability Council of Texas, Inc. (“ERCOT”) to address anticipated long-term transmission capacity needs in the Permian Basin (PUCT Docket No. 55718). The Permian Basin Reliability Plan identifies an estimated over $13 billion in capital investment transmission projects to be completed through 2038, with those projects to be assigned by the PUCT to transmission service providers in Texas. Based on its current operations in the Permian Basin region and the initial project assignment recommendations made by ERCOT (PUCT Docket No. 57152), Oncor anticipates it could receive a significant portion of the final Permian Basin Reliability Plan transmission projects.

Operational Highlights

Oncor continues to support Texas’ growth with new construction, including projects designed to increase reliability for the ERCOT market. In the three months ended September 30, 2024, Oncor constructed or upgraded over 800 miles of distribution and transmission lines, all while remaining focused on safety and reliability. Oncor connected 19,000 new premises to the ERCOT grid and placed nearly $140 million of transmission projects, including eight load-serving substations, into service in the third quarter of 2024.

In the third quarter of 2024, Oncor entered 121 new transmission point of interconnection (“POI”) requests into queue, a 38% increase over the same period in 2023. The majority of those new requests are from large commercial and industrial (“LC&I”) customers. At September 30, 2024, Oncor had a total of 884 active generation and LC&I transmission POI requests in queue. Generation customers represented 505 of those active POI requests in queue of which 44% are solar, 44% are storage, 7% are wind, 4% are gas and 1% are other. LC&I customers represented 379 of those active POI requests, an increase of 23% over September 30, 2023, equaling 103 gigawatts of potential load. These requests arise from a diverse group of industries, including artificial intelligence and data centers, which equal approximately 82 gigawatts of the potential load. Large load customers, each seeking 100 megawatts or more of demand, represented 172 of the active POI requests at September 30, 2024.

Oncor currently expects to announce a new five-year capital expenditure plan for 2025 through 2029 in the first quarter of 2025 that projects an increase of 40-50% over its previously announced 2024 through 2028 capital plan of $24.2 billion, largely driven by forecasted growth of customer demand in ERCOT.

Liquidity

As of November 5, 2024, Oncor’s available liquidity, consisting of cash on hand and available borrowing capacity under its existing credit facilities, commercial paper program and accounts receivable facility (“AR Facility”), totaled $1.9 billion.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of third quarter 2024 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

Three and Nine Months Ended September 30, 2024 and 2023

	Three Months Ended September 30,		Nine Months Ended September 30,

	2024	2023	2024	2023

	(U.S. dollars in millions)
Operating revenues	$1,660	$1,592	$4,610	$4,227

Operating expenses:
Wholesale transmission service	351	322	1,053	965
Operation and maintenance	338	296	932	830
Depreciation and amortization	269	247	787	729
Provision in lieu of income taxes	72	78	172	146
Taxes other than amounts related to income taxes	151	142	431	428
Write-off of rate base disallowances	-	-	-	55

Total operating expenses	1,181	1,085	3,375	3,153

Operating income	497	507	1,235	1,074
Other (income) and deductions – net	(15)	(12)	(45)	(10)
Non-operating benefit in lieu of income taxes	-	(1)	(1)	(9)
Interest expense and related charges	170	140	481	396
Write-off of non-operating rate base disallowances	-	-	-	14

Net income	$324	$380	$800	$683

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,
	2024	2023
	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$800	$683
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	914	826
Write-off of rate base disallowances	-	69
Provision in lieu of deferred income taxes – net	117	36
Other – net	(1)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(222)	(257)
Inventories	(53)	(86)
Accounts payable – trade	12	22
Regulatory assets – deferred revenues	25	(28)
Regulatory assets – self-insurance reserve	(337)	(234)
Other assets and liabilities	(16)	155

Cash provided by operating activities	1,239	1,185

Cash flows – financing activities:
Issuances of senior secured notes	1,442	1,400
Repayments of senior secured notes	(500)	-
Borrowings under term loans	-	775
Repayments under term loans	-	(875)
Borrowings under AR Facility	900	600
Repayments under AR Facility	(400)	(100)
Borrowings under $500M Credit Facility	500	-
Net change in short-term borrowings	(218)	(116)
Contributions from members	720	336
Distributions to members	(376)	(404)
Debt discount, financing and reacquisition costs – net	(18)	(35)

Cash provided by financing activities	2,050	1,581

Cash flows – investing activities:
Capital expenditures	(3,314)	(2,797)
Sales tax audit settlement refund	56	-
Other – net	25	23

Cash used in investing activities	(3,233)	(2,774)

Net change in cash, cash equivalents and restricted cash	56	(8)
Cash, cash equivalents and restricted cash – beginning balance	151	98

Cash, cash equivalents and restricted cash – ending balance	$207	$90

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

At September 30, 2024 and December 31, 2023

	At September 30, 2024	At December 31, 2023
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$12	$19
Restricted cash, current	19	24
Accounts receivable – net	1,163	944
Amounts receivable from members related to income taxes	20	4
Materials and supplies inventories – at average cost	395	341
Prepayments and other current assets	133	101

Total current assets	1,742	1,433
Restricted cash, noncurrent	176	108
Investments and other property	184	158
Property, plant and equipment – net	30,707	28,057
Goodwill	4,740	4,740
Regulatory assets	1,746	1,556
Right-of-use operating lease and other assets	172	142

Total assets	$39,467	$36,194

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$64	$282
Long-term debt, current	350	-
Accounts payable – trade	759	600
Amounts payable to members related to income taxes	21	27
Accrued taxes other than amounts related to income	235	261
Accrued interest	190	117
Operating lease and other current liabilities	356	338

Total current liabilities	1,975	1,625
Long-term debt, noncurrent	14,896	13,294
Liability in lieu of deferred income taxes	2,489	2,320
Regulatory liabilities	2,989	3,000
Employee benefit plan obligations	1,403	1,442
Operating lease and other obligations	384	305

Total liabilities	24,136	21,986

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding 2024 and 2023 – 635,000,000	15,532	14,388
Accumulated other comprehensive loss	(201)	(180)

Total membership interests	15,331	14,208

Total liabilities and membership interests	$39,467	$36,194

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three, Nine and Twelve Months Ended September 30, 2024 and 2023; mixed measures

	Twelve Months Ended September 30,		%
	2024	2023	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	71.1	71.6	(0.7)
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.0	1.1	(9.1)
Customer Average Interruption Duration Index (CAIDI) (non-storm)	70.4	65.7	7.2

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,027	3,953	1.9

	Three Months Ended September 30,		Increase (Decrease)	Nine Months Ended September 30,		Increase (Decrease)
	2024	2023		2024	2023
Residential system weighted weather data (b):
Cooling degree days	1,207	1,573	(366)	1,884	2,155	(271)
Heating degree days	-	-	-	459	386	73

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2024	2023	Change	2024	2023	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	15,217	17,474	(12.9)	37,113	37,966	(2.2)
Commercial, industrial, small business and other	30,991	30,262	2.4	86,751	82,605	5.0

Total electric energy volumes	46,208	47,736	(3.2)	123,864	120,571	2.7

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

Oncor Electric Delivery Company LLC

Table E – Operating Revenues

Three and Nine Months Ended September 30, 2024 and 2023

	Three Months Ended September 30,		$	Nine Months Ended September 30,		$
	2024	2023	Change	2024	2023	Change
	(U.S. dollars in millions)
Operating revenues
Revenues contributing to earnings:
Distribution base revenues
Residential (a)	$479	$493	$(14)	$1,166	$1,044	$122
Large commercial & industrial (b)	343	315	28	960	860	100
Other (c)	34	33	1	93	102	(9)

Total distribution base revenues (d)	856	841	15	2,219	2,006	213

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	262	233	29	787	721	66
Billed to REPs serving Oncor distribution customers, through TCRF	143	131	12	431	405	26

Total TCOS revenues	405	364	41	1,218	1,126	92

Other miscellaneous revenues	27	41	(14)	73	83	(10)

Total revenues contributing to earnings	1,288	1,246	42	3,510	3,215	295

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	351	322	29	1,053	965	88
EECRF and other revenues	21	24	(3)	47	47	-

Total revenues collected for pass-through expenses	372	346	26	1,100	1,012	88

Total operating revenues	$1,660	$1,592	$68	$4,610	$4,227	$383

(a)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 13.3% in the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 and increased 17.3% in the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023.

(b)

Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(c)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(d)

The 1.8% increase in distribution base revenues in the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 (11.1% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates and growth in points of delivery, partially offset by lower customer consumption primarily attributable to milder weather when compared to the prior period. The 10.6% increase in distribution base revenues in the nine months ended September 30, 2024 as compared to the nine months ended September, 2023 (13.4% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates, new base rates implemented May 1, 2023 and growth in points of delivery, partially offset by lower customer consumption primarily attributable to milder weather when compared to the prior period.

About Oncor

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4 million homes and businesses and operating more than 143,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change and damage to Oncor’s system caused by severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected customer growth, including as a result of changes to customer requests for transmission and distribution projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, hazards customary to the industry, or other emergency events and the possibility that Oncor may not have adequate insurance to cover losses or third-party liabilities related to any such event; actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, supply chain disruptions, competition for goods and services, service provider availability, and labor availability and cost; unanticipated population growth or decline in ERCOT, or changes in electricity demand and demographic patterns; ERCOT grid needs and ERCOT market conditions, including insufficient electric capacity within ERCOT or disruptions at power generation facilities that supply power within ERCOT; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and retiree benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.